SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549



                                    FORM 8-K



                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported):
                                 April 17, 1996



                             NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)



          Delaware                   1-2979              41-0449260
(State or other jurisdiction      (Commission         (IRS Employer
     of incorporation)            File Number)        Identification No.)



              Norwest Center
           Sixth and Marquette
         Minneapolis, Minnesota                                  55479
(Address of principal executive offices)                       (Zip Code)



        Registrant's telephone number, including area code:  612-667-1234









ITEM 5.     Other Events.


                         RECENT OPERATING RESULTS


Norwest Corporation's ("Norwest") net income was $271.4 million for the quarter ended March 31, 1996, an increase of 25.2% over the $216.8 million earned in the first quarter of 1995. Fully diluted earnings per common share were 74 cents, compared with 65 cents in the first quarter of 1995, an increase of 13.8%. Primary earnings per common share increased 12.1% to 74 cents, from the first quarter of 1995. Return on realized common equity was 22.7% and return on assets was 1.51% for the first quarter of 1996, compared with 22.2% and 1.46%, respectively, in the first quarter of 1995.

Consolidated net interest income in the first quarter of 1996 was $890.8 million, compared with $743.7 million in the first quarter of 1995, an increase of 19.8%. The improvement from the first quarter of 1995 was principally due to a 16.8% increase in average earning assets and a 20 basis point increase in net interest margin from 5.49% to 5.69%.

Norwest provided $87.8 million for credit losses in the first quarter of 1996, or 95 basis points of average loans and leases on an annualized basis. This compares with $55.3 million or 67 basis points in the same period a year ago. Net credit losses totaled $85.5 million in the first quarter of 1996, up from $48.0 million in the first quarter of 1995 principally due to higher consumer loan charge-offs. As a percent of average loans and leases, net credit losses were 93 basis points in the first quarter of 1996, compared with 59 basis points in the same period a year ago.

During the quarter, non-performing assets increased $9.8 million due to acquisitions and totaled $215.8 million, or 0.58% of loans, leases and other real estate owned at March 31, 1996. Reserve coverage of non-performing assets was 444.8% at March 31, 1996, and the allowance for credit losses was 2.57% of loans and leases.

Consolidated non-interest income was $555.1 million in the first quarter of 1996, an increase of $160.3 million, or 40.6%, from the first quarter of 1995. Venture capital gains increased $44.9 million from the first quarter of 1995. This increase was offset by a decrease in combined gains on sales of servicing rights and sales of mortgages of $31.7 million and a decline in trading income of $25.7 million.

Consolidated non-interest expenses were $945.5 million in the first quarter of 1996. These expenses increased 24.5% over the first quarter of 1995, primarily as a result of increased operating expenses associated with acquisitions, partially offset by reductions in FDIC insurance premiums.



Norwest's Banking Group reported earnings of $181.2 million in the first quarter of 1996, 29.3% above first quarter 1995 earnings of $140.1 million. The increase in Banking Group earnings over the first quarter of 1995 reflects growth in net interest income and higher venture capital gains, partially offset by a higher provision for credit losses and by a decline in trading income. At March 31, 1996, Norwest Venture Capital had a net unrealized appreciation in its investment portfolio of $248.2 million.

Mortgage Banking earned $30.4 million in the current quarter, compared with $21.1 million in the first quarter of 1995. Combined gains on sales of mortgages and servicing rights in the first quarter of 1996 amounted to $9.4 million, compared with $41.1 million in the same quarter last year. Mortgage loan originations were $11.7 billion in the first quarter of 1996, compared with $4.6 billion in the first quarter of 1995. Mortgage Banking capitalized $84.2 million of mortgage servicing rights in the first quarter of 1996, representing 125 basis points of originated mortgage loans, compared with $25.4 for the first quarter of 1995. Amortization of capitalized mortgage servicing rights, including excess servicing rights, was $47.0 million for the quarter ending March 31, 1996, compared with $21.3 million for the three months ended March 31, 1995. The servicing portfolio increased $11.8 billion from the first quarter of 1995 and $4.7 billion from year-end 1995, and at March 31, 1996 totaled $112.1 billion with a weighted average interest rate of 7.71%. Capitalized mortgage servicing rights totaled $1.4 billion, or 128 basis points of the mortgage servicing portfolio, at March 31, 1996.

Norwest Financial reported first quarter 1996 net income of $59.8 million, an increase of 7.7% from 1995 first quarter earnings of $55.6 million. The increase in Norwest Financial's earnings was principally due to higher net interest income as average finance receivables grew 33.9% from the first quarter of 1995. Norwest Financial's net charge-offs in the first quarter of 1996 were $55.8 million, compared with $30.5 million in the first quarter of 1995. The increase in charge-offs was due to higher domestic consumer credit losses as well as to Island Finance, which was acquired in May 1995.

At March 31, 1996, consolidated total assets were $73.9 billion, compared with $72.1 billion at December 31, 1995. Consolidated loans and leases, net of unearned discount, increased 3.4% from December 31, 1995, and totaled $37.4 billion at March 31, 1996. Consolidated total deposits were $43.1 billion at March 31, 1996, compared with $42.0 billion at December 31, 1995. Consolidated long-term debt at March 31, 1996, was $14.3 billion, compared with $13.7 billion at year-end 1995.
Consolidated stockholders' equity was $5.4 billion at March 31, 1996, compared with $5.3 billion at December 31, 1995. Tier 1 and total capital ratios were 8.21% and 10.25%, respectively, at March 31, 1996, compared with 8.11% and 10.18%, respectively, at December 31, 1995. The leverage ratio was 5.96% at March 31, 1996 and 5.65% at December 31, 1995. Dividends declared per common share were 24 cents for the first quarter of 1996, compared with 21 cents for the same period of 1995. The dividend payout ratio was 32.4% and 31.8% for the three months ended March 31, 1996 and 1995, respectively.





                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      Norwest Corporation
                                      (Registrant)


Dated: April 22, 1996                 By: /s/ Michael A. Graf
                                      Michael A. Graf
                                      Senior Vice President and Controller
                                      (Principal Accounting Officer)